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                                                                      EXHIBIT 18

                                  FIRST FUNDS
                                Rule 18f-3 Plan

Rule 18f-3
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   Pursuant to Rule 18f-3 ("Rule 18f-3") of the Investment Company Act of 1940,
as amended (the "Act"), an open-end management investment company whose shares are registered on Form N-1A may issue more than one class of voting stock (hereinafter referred to as "shares"), provided that these multiple classes differ either in the manner of distribution, or in services they provide to shareholders, or both. First Funds (the "Trust"), a registered open-end investment company whose shares are registered on Form N-1A, consisting of the U.S. Treasury Money Market Portfolio, the U.S. Government Money Market Portfolio, the Municipal Money Market Portfolio, the Cash Reserve Portfolio (collectively, the "Money Market Portfolios"), the Total Return Fixed Income Portfolio, the Tennessee Tax-Free Portfolio, and the Total Return Equity Portfolio and any future fund or series created by the Trust (collectively, with the Money Market Portfolios, the "Portfolios"), may offer to shareholders multiple classes of shares in the Portfolios in accordance with Rule 18f-3 Plan (or as amended) as described herein, upon approval of the Board of Trustees of the Trust.

Authorized Classes
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   Each Portfolio, except for the Money Market Portfolios which does not offer
Class II shares, may issue three classes of shares--Class I, Class II and Class III (collectively, "the "Classes" and individually, a "Class"). Class I shares will be offered exclusively for investment of monies held in qualifying Trust, fiduciary, advisory, agency, custodial or similar accounts ("Fiduciary Accounts") by financial institutions or business organizations ("Agency Institutions") that have entered into servicing agreements with the Distributor, ALPS Mutual Funds Services, Inc. ("ALPS"), as well as corporations, municipalities, non-profit institutions and other investors who can meet the investment minimum. The minimum initial investment for each Agency Institution is $100,000 per Portfolio or Money Market Portfolio which may be satisfied by aggregating Fiduciary Accounts within each Portfolio or Money Market Portfolio. Class I will not be offered with a sales load nor in connection with any Distribution Plan pursuant to Rule 12b-1 of the Act (the "Rule 12b-1 Plan").

   Investors who do not qualify for Class I may choose between Class II and Class III, if they meet the initial investment minimum of $ 1,000. Class II shares will not be offered in connection with any Rule 12b-1 Plan. Class II shares may be subject to a shareholder servicing charge. Class II shares in all Portfolios except the Money Market Portfolios are offered with a sales load.

   Class III shares may be purchased for all the Portfolios by investors who elect not to pay a sales load on their initial purchase, but will be subject to Rule 12b-1 fees pursuant to the adopted Rule 12b-1 Plan. Class III shares may also be subject to an asset-based shareholder servicing charge.

   The Classes of shares issued by any Portfolio will be identical in all respects except for Class designation, allocation of certain expenses directly related to the distribution or service arrangement, or both, for a Class, and voting rights--each Class votes separately with respect to issues affecting only that Class. Shares of all Classes will represent interests in the same investment portfolio therefore each Class is subject to the same investment objectives, policies and limitations.
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Class Expenses
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   Each Class of shares shall bear expenses, not including advisory or custodial fees or other expenses related to the management of the Portfolio's assets, that are directly attributable to the kind or degree of services rendered to that Class ("Class Expenses"). Class Expenses, including the investment advisory fee or the fee of other service providers, may be waived or reimbursed by the Portfolios' investment adviser, underwriter or any other provider of services to the Portfolios.

Exchanges and Conversion Privileges
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   The Portfolios generally do not permit exchanges among Classes, except that
Class I shares may be exchanged or converted by the Portfolio for either Class II or III shares, as elected by the investor, should an investor cease to be eligible to invest in Class 1. Additionally, since there are no Class II Money Market Portfolios, exchanges from Class II into Money Market Portfolios will go into Class III.